Exhibit 99.1

For Immediate Release	Contact:	Sheila Bridgeforth, (973) 802-6852
September 27, 2012		sheila.bridgeforth@prudential.com

Prudential to acquire The Hartford’s Individual Life Insurance business

Integration of businesses will create powerful market leader

Jim Avery will retire and Kent Sluyter will become CEO of Prudential’s Individual Life Insurance business after closing

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today announced that it has reached a definitive agreement with The Hartford for The Prudential Insurance Company of America to acquire The Hartford’s Individual Life Insurance business through a reinsurance transaction. Under the terms of the agreement, Prudential will pay The Hartford cash consideration of $615 million and primarily will receive approximately $7 billion of general account investment assets and corresponding reserves, and rights and obligations with respect to approximately $5 billion in separate account assets and corresponding liabilities, based on statutory balance sheet values as of June 30, 2012. The cash consideration consists primarily of a ceding commission to provide reinsurance for approximately 700,000 Hartford life insurance policies with face amount in force of approximately $135 billion. The transaction is expected to close in early 2013, subject to regulatory approvals and customary closing conditions.

“The integration of Prudential’s Individual Life Insurance business and that of The Hartford will create an organization with greater scale, enhanced product offerings and expanded distribution expertise to meet the life insurance needs of Americans and their families,” said John Strangfeld, chairman and chief executive officer, Prudential Financial. “The Hartford’s Individual Life Insurance business represents a unique opportunity for us to acquire a very high-quality life insurance business with talented people, complementary capabilities and financial performance consistent with our objectives.”

Following the close of the transaction, Prudential’s Individual Life Insurance business will rank among the top five largest individual life insurance companies in the U.S. in terms of new recurring premium sales, based on Prudential and The Hartford’s Individual Life Insurance businesses’ data reflected in the most recent LIMRA rankings. Prudential will have leadership positions in universal, term and variable life insurance.

The benefits and provisions of The Hartford’s in-force life insurance contracts will remain unchanged, and The Hartford’s issuing companies will continue to be the named insurers. Prudential will receive premiums and will be responsible for paying claims and providing customer service and administration.

Prudential also announced that Jim Avery, chief executive officer of its Individual Life Insurance business, will retire when the transaction closes. He will be succeeded by Kent Sluyter, vice president and chief actuary of the business.

“Jim wanted to retire earlier this year, but he agreed to stay on at my request for an additional period to help ensure a smooth transition. He delayed his retirement once again when this acquisition opportunity arose,” said Charles Lowrey, chief operating officer, Prudential’s U.S. Businesses. “Over the last 14 years, Jim has done an outstanding job of leading Prudential’s Individual Life Insurance business and has built a strong foundation for its future growth. We are fortunate to have a deep leadership bench, and Kent is ideally suited to build on this foundation as we integrate Prudential and The Hartford’s Individual Life Insurance businesses after closing.”

Sluyter joined Prudential in 1981 and has worked across the Actuarial, Operations, Systems, Risk Management and Marketing functions of Prudential’s Individual Life Insurance business. Before being named chief actuary, he was responsible for the Individual Life Insurance Underwriting, Claims and Special Investigations units. He is a Fellow of the Society of Actuaries (FSA) and a Chartered Life Underwriter (CLU). He holds a bachelor’s degree in mathematics from Lafayette College.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.